Exhibit 99.1

NEWS RELEASE

Media Contact

Drew Prairie

512-602-4425

drew.prairie@amd.com

Investor Contact

Ruth Cotter

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AMD Appoints Nora Denzel and Mike Inglis

To its Board of Directors

SUNNYVALE, Calif. — March 20, 2014 — Advanced Micro Devices, Inc. (NYSE: AMD) today announced the appointment of Nora Denzel and Mike Inglis to its board of directors, effective March 19th, 2014. AMD also announced that current AMD board director H. Paulett Eberhart has decided not to stand for re-election at AMD’s 2014 Annual Meeting of Stockholders.

Both Ms. Denzel and Mr. Inglis bring diverse industry expertise to AMD, each currently serving or having previously served as a director on the boards of, and in leadership roles at, other public companies. Ms. Denzel, most recently a senior executive of Intuit, and previously of Hewlett-Packard Company and International Business Machines Corporation, is currently a member on the board of directors of Saba Software, Ericsson and Outerwall. She brings deep software experience to the board. Mr. Inglis’ experience spans ARM Holdings plc, Motorola and Texas Instruments. He previously served on the board of directors of ARM, currently serves on the board of directors of Pace plc, and brings significant semiconductor experience across multiple ecosystems to AMD’s board.

“Nora and Mike are valuable additions to AMD’s board of directors, each offering diverse management, technology, and sales and marketing expertise developed through years of leadership roles at leading public companies,” said Bruce Claflin, AMD’s chairman of the board. “We are delighted they have agreed to join our board. At the same time, I want to thank Paulett for her years of service as a director. Over the past 10 years she has helped guide the company through the enormous changes that have affected our industry and she will be missed. The entire board wishes her well.”

-more-

Ms. Denzel holds a Bachelor of Science degree in Computer Science from the State University of New York and a Master of Business Administration degree from Santa Clara University. Mr. Inglis holds a Bachelor of Science degree in Electronic and Electrical engineering from Birmingham University and a Master of Business Administration degree from Cranfield School of Management. In addition, Mr. Inglis is a Chartered Engineer and a Member of the Chartered Institute of Marketing.

About AMD

AMD (NYSE: AMD) designs and integrates technology that powers millions of intelligent devices, including personal computers, tablets, game consoles and cloud servers that define the new era of surround computing. AMD solutions enable people everywhere to realize the full potential of their favorite devices and applications to push the boundaries of what is possible. For more information, visit www.amd.com.

AMD, the AMD Arrow logo and combinations thereof are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and may be trademarks of their respective owners.

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